UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 26, 2010

PepsiCo, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-1183	13-1584302
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Anderson Hill Road, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-253-2000

N/A
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of February, 26, 2010, Eric J. Foss has been named to the role of Chief Executive Officer of Pepsi Beverages Company (PBC), which was previously referred to as PepsiCo Bottling North America, and will report to Indra Nooyi, Chairman and CEO of PepsiCo, Inc. (the Company or PepsiCo). PBC is a part of the Company's PepsiCo Americas Beverages segment.

PBC represents 75 percent of PepsiCo's beverage business in the U.S., Canada and Mexico. PBC employs more than 70,000 people focused on making, selling, servicing and delivering Pepsi beverages and third-party allied brands.

Prior to the merger of The Pepsi Bottling Group, Inc. (PBG) with PepsiCo, Eric served as PBG's Chairman and CEO, having been named CEO and elected to the PBG Board of Directors in July 2006 and elevated to PBG's Chairman in October 2008.

Mr. Foss served as PBG's Chief Operating Officer from September 2005 to July 2006. He was named President, PBG North America in 2001 and, prior, served as Executive Vice President and General Manager of PBG North America beginning in 2000. He joined PBG as Senior Vice President, U.S. Sales and Field Marketing in 1999 when the company was spun off from PepsiCo in an initial public offering.

Mr. Foss joined Pepsi-Cola Company in 1982 and held a variety of positions with increasing responsibility in the areas of sales, marketing and general management in the field and at headquarters. In 1990, Mr. Foss was named Vice President, Retail Strategy for Pepsi-Cola North America (PCNA). From 1994 to 1996, he served as General Manager of PCNA's Great West Business Unit. In 1996, he was named General Manager of Pepsi-Cola's Central Europe business.

Mr. Foss holds a Bachelor of Science degree in Marketing from Ball State University. He serves on the Board of Directors of UDR, Inc. and on the Industry Affairs Council of the Grocery Manufacturers of America.

Mr. Foss is based in Somers, New York.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiCo, Inc.

March 4, 2010	By:	/s/ Thomas H. Tamoney, Jr.

Name: Thomas H. Tamoney, Jr.
Title: Senior Vice President, Deputy General Counsel and Assistant Secretary